Exhibit 99.1

KULR Technology Group Announces $20 Million Credit Facility with Coinbase

HOUSTON / GLOBENEWSWIRE / July 8, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin First Company and global leader in sustainable energy management, announced today that it has secured a $20 million credit facility with Coinbase Credit, Inc., a subsidiary of Coinbase Global, Inc. (NASDAQ: COIN).

The agreement establishes a multi-draw loan facility, initially totaling up to $20 million, which will be available to KULR upon execution of the credit facility ("Effective Date"). The Company intends to use the net proceeds to fund its strategic Bitcoin accumulation goals.

"This marks KULR’s first bitcoin-backed credit facility, giving us access to non-dilutive capital at a competitive financing rate," said Michael Mo, CEO of KULR. "It reflects our commitment to diversifying our funding sources as we continue to execute on long-term growth strategies to drive shareholder value."

In 2024, KULR selected Coinbase’s Prime platform to provide custody, USDC, and self-custodial wallet services for its Bitcoin holdings. At present, eight of the ten largest publicly traded companies with bitcoin on their balance sheets utilize Coinbase Prime for similar services.

Amounts borrowed under the credit facility will be secured by a portion of the Company’s total bitcoin holdings.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin First Company that delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com